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                                                                        EX. 99.2

                       [Coastcast Corporation Letterhead]

For Immediate Release                      Contact: Hans H. Buehler, Chairman &
                                                    CEO    (310) 638-0595


      COASTCAST ANNOUNCES SPECIAL DIVIDEND AND ADOPTION OF DIVIDEND POLICY

     Rancho Dominguez, California (October 27, 2000) - Coastcast Corporation (NYSE: PAR) today announced that its Board of Directors has declared an extraordinary cash dividend of $5.00 per share of common stock, payable on January 9, 2001 to shareholders of record as of December 19, 2000.

     In addition, the Board of Directors today approved the adoption of a new dividend policy pursuant to which the Company will distribute excess cash to stockholders in regular quarterly dividends. The amount of dividends will depend upon results of operations and the needs of the business. Currently it is expected that the first quarterly dividend will be paid in May 2001 and that the initial quarterly dividend rate will be $0.26 per share.

     Coastcast, a leading manufacturer of golf clubheads, produces metal woods, irons and putters in a variety of metals, including stainless steel and titanium. Customers include Callaway, Cleveland, Cobra, Odyssey, Ping, Taylor Made and Titleist. The Company also manufactures a variety of investment-cast orthopedic implants and surgical tools and other specialty products that are made to customers' specifications.

  COASTCAST CORPORATION ~ 3025 EAST VICTORIA STREET, RANCHO DOMINGUEZ, CA 90221



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